Exhibit 10.1

SUMMARY OF ANNUAL INCENTIVE BONUS PROGRAM

The Company maintains an unwritten annual incentive bonus program which provides for annual cash bonuses to designated senior managers, including all of our named executive officers, upon the achievement of performance goals established by the Board of Directors. The purpose of this program is to provide an incentive for achieving defined target performance goals based on our annual business and profit plan. The target performance goals typically include, but are not limited to, objectives regarding earnings, loan and deposit growth, credit quality, operating efficiency, strategic initiatives and regulatory examinations, and are established annually. Under this program, participants may earn an annual cash bonus up to a maximum of 150% of his or her target annual incentive award, or may earn no bonus at all if the Company’s actual performance is less than 75% of the target performance goal. The Board of Directors, in its sole discretion, may increase or decrease the actual award earned by an executive under the program. Executives must be employed on the date of payment in order to receive payment of an earned award.